AMENDMENT TO PROMISSORY NOTE

Stephen A. Witzer, Trustee U/A February 7, 1985 (hereinafter referred to as the "Witzer") and Infinium Labs, Inc. ("Infinium") entered into a Promissory Note dated July 28, 2004, for the original principal amount of $500,000 (the "Promissory Note") (see Exhibit A). On December __9th__, 2005, Richard Angelotti ("Angelotti") and Witzer entered into an assignment agreement whereby Witzer assigned all right, title and interest in the Promissory Note to Angelotti (see Exhibits B-1 and B-2).

For $1.00 and other good and valuable consideration the receipt of which is hereby acknowledged, Angelotti and Infinium wish to amend the Promissory Note (this "Amendment") as follows:

1. Delete the second paragraph Promissory Note in its entirety and replace as follows:

> As of November 1, 2005, principal and accrued interest total $560,437.43 ("New Principal Amount"). With respect to the New Principal Amount, commencing November 2, 2005, simple interest at a rate of fifteen percent (15%) per annum will accrue on a monthly basis until December 31, 2006 (maturity date), at which time the entire remaining principal and all accrued and unpaid interest are due in full.

2. Except as provided in this Amendment, all other terms of the Promissory Note remain in full force and effect.

In Witness Whereof, the parties hereto have executed this Agreement as of the Effective Date. This Agreement may be executed in two or more counterparts and each such counterpart shall be deemed an original hereof.

Infinium Labs Operating Corporation

By [signature]
Name GREG KOLER
Title CEO & President
Date Dec. 9th 2005

Richard Angelotti

By [signature]
Name: Richard Angelotti

Date 12/9/05